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                                                                  EXHIBIT 23.02


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8), pertaining to the options to purchase common stock assumed by registrant pursuant to an Agreement and Plan of Reorganization dated April 8, 1998 and Agreement and Plan of Reorganization dated March 31, 1998, of our report dated January 22, 1998, with respect to the consolidated financial statements of Excite, Inc. included in its Annual Report (Form 10-k) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.



                                                  ERNST & YOUNG LLP



Palo Alto, California
April 30, 1998